Exhibit 99.1

POORE BROTHERS SIGNS LICENSING AGREEMENT WITH CINNABON

GOODYEAR, Ariz. – September 13, 2004 – Poore Brothers, Inc. (Nasdaq: SNAK) today announced that it has signed a licensing agreement with Cinnabon®, Inc., a subsidiary of AFC Enterprises, Inc. (Nasdaq: AFCE) for the development, manufacture and sale of snack food products using the Cinnabon® brand name.

Poore Brothers is in the process of conducting concept, product and consumer tests on a variety of snack food products and currently plans to commence market testing some of these products under the Cinnabon® brand name during the next six months.  The multi-year agreement with Cinnabon® grants exclusive brand licensing rights for certain snack food categories.  The specific terms of the agreement were not disclosed.

Mr. Thomas W. Freeze, Poore Brothers president and chief executive officer, commented, “The licensing partnership with Cinnabon® is an important initiative for our Company.  The Cinnabon® brand is recognized nationally as the leader in the cinnamon roll bakery category and as an indulgent snack food experience.  The products being tested are designed to deliver the same “wow” experience you would come to expect from a Cinnabon product.”

“We are very excited about our new partnership with Poore Brothers,” commented Chris Elliott, president of Cinnabon, Inc.  “Their innovative brand marketing and product development capabilities make them an ideal partner for Cinnabon®.  We’re excited to be involved with the development of these products to ensure they deliver on our consumers’ expectations for the brand and that the consumers continue to have an emotional bond with the products.”

“We believe that Cinnabon® is an excellent strategic fit for our diversified line of snack foods, and is continued evidence of our commitment to innovation and to building a family of Intensely Different™ national snack food brands,” concluded Mr. Freeze.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®.  For further information about Poore Brothers or this release, please contact Thomas W. Freeze, president and chief executive officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

About Cinnabon, Inc.

Founded in Seattle, Washington in 1985, the Cinnabon brand is the market leader among cinnamon roll bakeries. Cinnabon serves fresh, aromatic, oven- hot cinnamon rolls as well as a variety of other baked goods and specialty beverages. As of July 11, 2004, there were 592 Cinnabon bakeries worldwide. The bakeries were located in 40 states, the District of Columbia, Puerto Rico and 26 foreign countries, primarily in high traffic venues such as shopping malls, airports, train stations and travel plazas. During 2003, The Cinnabon bakery system generated approximately $200 million of sales and can be found on the World Wide Web at http://www.cinnabon.com.

About AFC Enterprises, Inc.

AFC Enterprises, Inc. is the franchisor and operator of 4,087 restaurants, bakeries and cafes as of July 11, 2004, in the United States, Puerto Rico and 38 foreign countries under the brand names Popeyes® Chicken & Biscuits, Church’s Chicken™ and Cinnabon®, and the franchisor of Seattle’s Best Coffee® in Hawaii, on military bases and internationally. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.6 billion in 2003 and can be found on the World Wide Web at http://www.afce.com.

Statements contained in this press release that are not historical facts are “forward looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, significant competition, customer acceptance of existing and future products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.